Exhibit 5.1

101 South Hanley
Suite 1700
St. Louis. Missouri 63105

	Telephone	314-615-6000
	Facsimile	314-615-6001
	Toll free	800-330-6635

Attorneys and Counselors at Law	www.gjn.com

April 18, 2008

Board of Directors

Source Interlink Companies, Inc.

27500 Riverview Center Blvd., Suite 400

Bonita Springs, Florida 34134

Re:	Registration Statement on Form S-8
2007 Omnibus Long-Term Compensation Plan

Ladies and Gentlemen:

We have served as counsel to Source Interlink Companies, Inc. (the “Company”) in connection with the various legal matters relating to the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, relating to 4,000,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), reserved for issuance in accordance with the 2007 Omnibus Long-Term Compensation Plan (the “Plan”).

We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Certificate of Incorporation, Amended and Restated Bylaws, as amended, certain resolutions adopted by the Board of Directors of the Company relating to the Plan and certificates received from state officials and from officers of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the correctness of all statements submitted to us by officers of the Company.

Based upon the foregoing, the undersigned is of the opinion that:

1.             The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri; and

2.             The Shares being offered by the Company, if issued in accordance with the Plan, will be validly issued and outstanding and will be fully paid and nonassessable.

GALLOP, JOHNSON & NEUMAN, L.C. Attorneys and Counselors at Law	Board of Directors Source Interlink Companies, Inc. April 18, 2008

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the issuance of the Shares pursuant to the Plan.

Very truly yours,

GALLOP, JOHNSON & NEUMAN, L.C.